                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") by and between MGi2, Inc., a Delaware corporation (the "Company"), and Clifford E. McFarland ("Executive") is hereby entered into and effective as of the ____ day of April, 2000, as follows:

         In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

         1. SUPERCEDES OTHER EMPLOYMENT AGREEMENTS

         This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company or its subsidiaries and Executive.

         2. EMPLOYMENT AND DUTIES.

         (a) The Company hereby employs Executive as President of the Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's position as President of the Company and will report directly to the Board of Directors of the Company (the "Board"). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 2(c), agrees to devote substantially all of his business-related time, attention and efforts to promote and further the business and interests of the Company and its affiliates.

         (b) Executive shall faithfully adhere to all lawful policies established by the Company.

         (c) Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from (i) making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made; (ii) participating in professional development activities; or (iii) acting as a director of other corporations provided such representation does not adversely impact the Executive's duties hereunder.

         (d) Executive cannot be required by the Company to relocate unless the Executive consents to such relocation. The Executive's refusal to relocate shall not be considered "cause" for termination. Furthermore, Executive shall not be required to commute to another location or travel extensively in lieu of relocation.

         3. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive beginning upon the consummation of the initial public offering of the common stock of the Company (the "IPO") as follows:

         (a) BASE SALARY. The base salary payable to Executive shall be $175,000.00 per year commencing upon the consummation of the IPO, and payable on a regular basis in accordance with the Company's standard payroll procedures but not less than monthly. Such base salary may be increased (but not decreased) from time to time, at the discretion of the Board, in light of Executive's annual review, position, responsibilities and performance.

         (b) BONUS. Executive shall receive an annual bonus to be determined by the Board.

         (c) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

                  (i) Payment of all premiums for coverage for Executive and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time (all in an amount not less than such benefits provided to other Company executives).

                  (ii) Reimbursement for all business travel and other out-of-pocket expenses and professional dues and fees reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  (iii) Other executive perquisites as may be available to or deemed appropriate for Executive by the Board and Executive shall be eligible for participation in all other Company-wide employee benefits as are available from time to time.

                  (iv) Reimbursement for all operating costs associated with one automobile including, without limitation, repairs, maintenance and insurance.

                  (v) Payment of all premiums for a disability policy in favor of Executive having substantially the same terms as the disability policy benefitting the Executive and existing as of the date hereof.

                  (vi) Three weeks paid vacation per year.

         (d) Notwithstanding anything contained herein to the contrary, at no time shall the amount of Base Salary plus the Bonus for any one year paid or payable to the Executive exceed the sum of $500,000.

         4. TERM; TERMINATION; RIGHTS ON TERMINATION. (a) The term of this Agreement shall begin on the consummation of the IPO and continue for three
(3) years (the "Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis ("Renewal Period") on the same terms and conditions contained herein in effect as of the time of renewal. This Agreement and Executive's employment may be terminated in any one of the followings ways:

         (i) DEATH. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

         (ii) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder, provided that Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term (as hereinafter defined) of this Agreement, provided that such period shall not exceed one (1) year.

         (iii) GOOD CAUSE. The Company may terminate the Agreement thirty
(30) days after written notice to Executive for good cause, which shall be:
(i) Executive's breach of any material provision of this Agreement (continuing for ten (10) days after receipt of written notice of need to cure); (ii) Executive's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder which is harmful or injurious to the Company; (iii) Executive's dishonesty, fraud or misconduct with respect to the business or affairs of the Company or its subsidiaries which materially and adversely affects the operations or reputation of the Company or its subsidiaries; (iv) Executive's conviction of a felony crime; or (v) alcohol abuse or a confirmed positive illegal drug test result. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation but shall receive all compensation due and payable through the date of termination.

         (iv) WITHOUT CAUSE. At any time after the commencement of employment, Executive may, without cause, and without Good Reason terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the Company. Should Executive be terminated by the Company without cause or should Executive terminate with Good Reason during the Term, Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for one (1) year, whichever amount is greater. If Executive resigns or otherwise terminates his employment without cause, rather than the Company terminating his employment pursuant to this paragraph 4(a)(iv), or if Executive terminates without Good Reason, Executive shall receive no severance compensation.

         Executive shall have "Good Reason" to terminate this Agreement and his employment hereunder upon the occurrence of any of the following events:
(a) Executive experiences a significant reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in paragraph 1 hereof (b) a material breach of this Agreement by the Company that is not due to the act or actions of the Executive and which continues for thirty (30) days after receipt of written notice of breach is received by the Company from the Employee or (c) Executive is required to support (by action or silence) conduct which constitutes dishonesty, fraud or willful misconduct with respect to the business or affairs of the Company or its subsidiaries which is not due to the act or actions of the Executive.

         (v) END OF TERM OR RENEWAL PERIOD. This Agreement and the Employee's employment may be terminated as of the end of the Term or any Renewal Period upon thirty (30) days written notice by the Company or the Executive to the other party prior to the end of the Term or any Renewal Period. If this Agreement is terminated as of the end of the Term or any Renewal Period, Executive shall receive no severance compensation but shall be entitled to receive all compensation due and payable through the date of termination.

         Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and/or accrued and all benefits and reimbursements due and/or accrued through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above or in paragraph 11. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Executive's obligations under paragraphs 5, 6, 7 and 8 herein and the Company's obligations with respect to stock grants, stock options, and severance shall survive such termination in accordance with their terms.

         (b) CHANGE IN CONTROL OF THE COMPANY. In the event of a "Change in Control" of the Company (as defined below) during the Term or any extension or renewal thereof, refer to paragraph 11 below.

         (c) TREATMENT OF STOCK OPTIONS AND STOCK OPTION GRANTS. Any unvested portion of any awards of stock options or stock grants pursuant to this Agreement in connection with Executive's employment shall be treated in the following manner in the event of a termination of Executive's employment.

                  (i) If Executive's employment is terminated by the Company for cause or if Executive resigns or terminates his employment other than for Good Reason, then any unvested portion of any awards of stock options or stock grants shall lapse or shall be forfeited.

                  (ii) If Executive's employment is terminated by the Company without cause or if Executive terminates his employment for Good Reason, then any unvested portion of any awards of stock options or stock grants shall immediately vest to their fullest extent (notwithstanding any vesting provisions to the contrary) and Executive shall be entitled to all rights and privileges associated with such awards (subject to applicable securities laws and regulations and terms of any applicable stock option agreements).

                  (iii) If Executive's employment is terminated pursuant to a "Change in Control," then the stock options and stock awards shall be treated in the manner provided in paragraph 11 hereof.

         5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, its subsidiaries or their representatives, vendors or customers which pertain to the business of the Company or its subsidiaries shall be and remain the property of the Company or its subsidiaries, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its subsidiaries which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         7. TRADE SECRETS. Executive agrees that he will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's or its subsidiaries' relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company or its subsidiaries, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except in connection with (a) any legal proceeding of the Company in which such disclosure is required to be made by the Company (b) obtaining the advice of outside consultants engaged by the Company (c) discussions with the Company's outside auditors
(d) obtaining or maintenance of the Company's credit facility or (e) otherwise with the consent of the Company's Board of Directors.

         8. CONFIDENTIALITY.

         (a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws, and that unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

         (b) Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the board of directors of the Company or a committee thereof comprised of a majority of nonemployee directors, or permit any other person to do so. In the event Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Executive will provide the Company with immediate written notice of any such request or requirement so that the Company may seek an appropriate protective order, seek with Executive's cooperation to narrow the request or demand or waive Executive's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Executive is, in the opinion of his counsel, compelled to disclose Confidential Information, Executive may disclose only that portion of the Confidential Information which Executive's counsel advises Executive in writing that Executive is compelled to disclose and Executive will exercise his or her best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

         (c) Upon the termination of Executive's employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

         (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Executive) that is not generally known to the public. Confidential information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Company's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning the Company; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manual; all training or instruction manuals; and all data and all computer system passwords and user codes.

         9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

         10. ASSIGNMENT; BINDING EFFECT. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         11. CHANGE IN CONTROL.

         (a) Unless he elects to terminate this Agreement pursuant to subsections b, c or d below, Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control (as defined herein) is initiated prior to the end of the Term or any extension or renewal thereof, then the provisions of this paragraph 11 shall be applicable.

         (b) In the event of a Change in Control wherein the Company and Executive have not received written notice at least five (5) business days prior to the date of the event giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agrees to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then Executive may, at Executive's sole discretion, elect to terminate Executive's employment on such Change in Control by providing written notice to the Company prior to the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(a)(iv) will apply as though the Company had terminated Executive without cause during the Initial Term; however, the amount of the lump sum severance payment due Executive pursuant to this paragraph 11(b) shall be the amount calculated under the terms of paragraph 4(a)(iv).

         (c) In any Change in Control situation, Executive may, at Executive's sole discretion, elect to terminate Executive's employment upon the effective date of such Change in Control by providing written notice to the Company at least ten (10) business days prior to the closing of the transaction (or ten (10) business days after receipt of notice of such transaction, whichever is later) giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(a)(iv) will apply as though the Company had terminated Executive without cause during the Initial Term; however, the amount of the lump sum severance payment due Executive pursuant to this paragraph 11(c) shall be the amount calculated under the terms of paragraph 4(a)(iv).

         (d) If, on or within one year following the effective date of a Change in Control the Company terminates Executive's employment other than for cause or if Executive's employment with the Company is terminated by the Company within three months before the effective date of a Change in Control other than for cause and it is reasonably demonstrated that such termination
(i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive from Company, in a lump sum payment due on the effective date of termination, the same amount which Executive would have received pursuant to a termination under paragraph 4(a)(iv).

         (e) Solely for purposes of applying paragraph 4 under the circumstances described in (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing.

         (f) A "Change in Control" shall be deemed to have occurred if:

                  (i) after the IPO, any person, other than the Company or benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing forty (40%) or more of the total voting power of all of the then-outstanding voting securities of the Company;

                  (ii) the stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least fifty-one percent (51%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least fifty-one percent (51%) of the holders of outstanding voting securities of the Company immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                  (iii) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., fifty (50%) or more of the total assets of the Company).

         (g) Executive shall be fully "grossed up" by the Company or its successor for any excise taxes that Executive incurs under Section 4999 of the Internal Revenue Code of 1986 (as well as for income tax on the "gross up" amount, as a result of any Change in Control. Such amount will be due and payable by the Company on the date of the Change of Control.

         (h) Upon the occurrence of a Change of Control, any unvested portion of any awards of stock options or stock grants pursuant to this Agreement or otherwise shall immediately vest and become exercisable to their fullest extent (notwithstanding any vesting periods specified elsewhere) and Executive shall be entitled to all rights and privileges associated with such awards (subject to applicable securities laws and regulations). With respect to option awards which vest pursuant to this paragraph, Executive shall have a period of not less than twelve (12) months from the date of vesting in which to exercise such options.

         12. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such Term.

         13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:      c/o MGi2, Inc.
                              9821 Katy Freeway
                              Suite 500
                              Houston, Texas 77024

         To Executive:        Clifford E. McFarland
                              13903 St. Mary's Lane
                              Houston, Texas 77079

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

         14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         15. ARBITRATION. With the exception of paragraphs 7 and 8, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect, provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back pay, severance compensation, vesting of options and grants (or cash compensation in lieu of vesting of options), reimbursement of legal fees and costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or good cause, as described in paragraphs 4(a)(ii) and 4(a)(iii), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

         16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

         17. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         "EXECUTIVE"


                                         ---------------------------------------
                                         CLIFFORD E. McFARLAND



                                         "COMPANY"

                                         MGi2, INC.


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------